Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FULL-YEAR AND FOURTH QUARTER RESULTS FOR 2012
Kansas City, Mo. (February 28, 2013) - Great Plains Energy (NYSE: GXP) today announced full-year 2012 earnings of $198.3 million or $1.35 per share of average common stock outstanding, compared with full-year 2011 earnings of $172.8 million or $1.25 per share.
Key drivers during 2012 were a full-year of new retail rates that became effective in 2011 and favorable weather. These drivers were partially offset by a decrease in weather-normalized demand and increased costs at the Wolf Creek nuclear unit.
“In 2012, we continued to deliver reliable service to our customers and accomplished several key strategic objectives that we expect will let us earn closer to our allowed return,” commented Terry Bassham, president and chief executive officer of Great Plains Energy. “Despite the challenging environment, we delivered solid financial and operating results and believe we are well positioned for the future.”
In early 2012, the company filed rate cases in Kansas and Missouri to maintain a reliable electrical system and make renewable energy and environmental investments needed to meet government mandates. The rate cases were completed with new retail rates effective in January 2013.
Bassham continued, “We executed on our commitment to implement new rates that provide an opportunity for continued investment in our system and improved returns.”
Today, Great Plains Energy also announced its 2013 earnings guidance range of $1.44 - $1.64 per share.

Great Plains Energy Full-Year:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$216.6	$199.9	$1.47	$1.44
Other	(16.7)	(25.7)	(0.11)	(0.18)
Net income	199.9	174.2	1.36	1.26
Less: net loss attributable to noncontrolling interest	—	0.2	—	—
Net income attributable to Great Plains Energy	199.9	174.4	1.36	1.26
Preferred dividends	(1.6)	(1.6)	(0.01)	(0.01)
Earnings available for common shareholders	$198.3	$172.8	$1.35	$1.25
On a per-share basis, the primary drivers contributing to the $0.10 increase for the full-year 2012 versus 2011 were the following:

•
Approximately $0.19 from new retail rates in Missouri which became effective for Kansas City Power & Light Company (KCP&L) in May 2011 and for KCP&L Greater Missouri Operations Company (GMO) in June 2011;

•
The results for 2011 included a $0.09 loss from the effect of coal conservation activities and other related expenses due to Missouri River flooding, a $0.05 loss for an organizational realignment and voluntary separation program, a $0.05 loss from an extended refueling outage at Wolf Creek and a $0.03 loss representing KCP&L and GMO's combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of rate case orders issued in 2011 by the Missouri Public Service Commission (MPSC); and

•	An estimated impact of $0.03 from favorable weather.
The above factors were partially offset by the following:

•	Approximately $0.09 due to lower weather-normalized demand;

•
An estimated effect of $0.08 at Wolf Creek with $0.05 resulting from the unplanned outage during the first quarter of 2012, $0.02 of other operating and maintenance expense and $0.01 from an increase in amortization related to an extended refueling outage that began in late March 2011 and concluded in early July 2011;

•	Approximately $0.07 due to dilution from the issuance of common stock due to the settlement of Great Plains Energy's Equity Units in June 2012;

•
Approximately a $0.06 decrease in other margin primarily driven by lower KCP&L Missouri wholesale sales margin along with increased fuel and transmission expense, partially offset by favorable purchased power expense at KCP&L in Missouri, where there is no fuel recovery mechanism; and

•	An estimated additional $0.04 from a variety of other factors including increased expenses from non-regulated activities and increased interest expense.
Common stock outstanding averaged 147.2 million shares, approximately 6 percent higher than full-year 2011 primarily due to the settlement of the purchase contracts underlying the Equity Units.
Great Plains Energy Fourth Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2012	2011	2012	2011
	(millions)
Electric Utility	$6.4	$10.0	$0.04	$0.07
Other	(1.7)	(8.1)	(0.01)	(0.06)
Net income	4.7	1.9	0.03	0.01
Less: net loss attributable to noncontrolling interest	—	0.2	—	—
Net income attributable to Great Plains Energy	4.7	2.1	0.03	0.01
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$4.3	$1.7	$0.03	$0.01
On a per-share basis, the primary driver contributing to the $0.02 increase during the fourth quarter of 2012 versus 2011 was an approximate $0.05 decrease in interest expense primarily due to the maturity of $500 million of 11.875 percent senior notes in early July 2012 and a lower interest rate on the refinanced debt that was underlying the Equity Units. This was partially offset by an estimated $0.03 decrease in margin primarily driven by increased fuel and purchased power expense at KCP&L Missouri where there is no fuel recovery mechanism.
Common stock outstanding for the quarter averaged 153.5 million shares, approximately 10 percent higher than the same period in 2011 primarily due to the settlement of the purchase contracts underlying the Equity Units.

Electric Utility Segment Full-Year:
The Electric Utility segment includes KCP&L and the regulated utility operations of GMO. Full-year 2012 net income was $216.6 million or $1.47 per share compared to $199.9 million or $1.44 per share in 2011.
Contributing factors influencing the segment results included the following:

•	A $40.4 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A) mainly due to:

◦	An estimated $46 million from the new retail rates in Missouri effective in the second quarter of 2011;

◦	Results in 2011 that included an estimated $16 million impact from Missouri River flooding and approximately $11 million for the extended refueling outage at Wolf Creek; and

◦	About $6 million from favorable weather.
The above factors were partially offset by the following:

◦	Approximately $23 million due to unfavorable weather-normalized demand;

◦
The estimated impact of about $14 million in other margin from lower KCP&L Missouri wholesale sales margin along with increased fuel and transmission expense, partially offset by favorable purchased power expense at KCP&L in Missouri, where there is no fuel recovery mechanism; and

◦	About a $4 million impact from the first quarter 2012 unplanned outage at Wolf Creek.

•	A $2.8 million decrease in pre-tax other operating expenses driven by the following:

◦	Approximately $14 million from lower plant operating and maintenance expenses primarily due to planned plant outages, other than Wolf Creek, with longer durations in 2011 than in 2012;

◦
Results in 2011 that included (a) an estimated $6 million loss representing KCP&L's and GMO's combined share of the impact of disallowed construction costs for the Iatan 1 environmental retrofit and Iatan 2 projects and other costs as a result of MPSC rate case orders issued in 2011; and (b) an estimated $3 million from flood related expenses; and

◦	The 2011 results included expenses of $2.7 million associated with solar rebates and in 2012 $3.0 million was deferred to a regulatory asset.
The other operating expense factors above were partially offset by an estimated $13 million increase in Wolf Creek operating and maintenance expense and approximately $11 million from higher general taxes.

•
The 2011 results were impacted by a $12.7 million pre-tax expense for an organizational realignment and voluntary separation program. In 2012, $4.3 million of this expense was deferred to a regulatory asset for recovery in rates beginning January 1, 2013, as a result of the rate case order issued in December 2012 by the Kansas Corporation Commission (KCC);

•
A $0.8 million decrease in pre-tax depreciation and amortization expense driven by the absence of approximately $14 million of regulatory amortization to maintain credit metrics for KCP&L in Missouri during the Comprehensive Energy Plan that ceased with the implementation of new retail rates for KCP&L in Missouri in May 2011, almost entirely offset by increased depreciation of about $6 million for Iatan 2 and other capital additions;

•
An $11.2 million increase in pre-tax non-operating expenses driven by the impact of approximately $4 million due to accounting effects at GMO from the rate case order issued in January 2013 by the MPSC as well as other increased expenses from non-regulated activities;

•	A $20.4 million increase in pre-tax interest expense mainly due to the absence of approximately $22 million of Iatan 2 carrying cost; and

•	A $12.7 million increase in income tax expense due to higher pre-tax income.
Overall retail megawatt hour (MWh) sales were down approximately 1.8 percent compared to 2011 with the decline driven by lower weather-normalized demand. On a weather-normalized basis, retail MWh sales decreased an estimated 1.3 percent primarily due to decreases in the residential and commercial sectors.
Compared to normal levels the positive pre-tax gross margin effect from weather was approximately $49 million or about $0.21 per share.
Coal generation fleet availability was higher than last year primarily due to planned outages at both Iatan units and at La Cygne 1 in 2011. Nuclear availability was negatively impacted due to the unplanned outage at Wolf Creek in the first quarter of 2012 and in the second quarter of 2011 for the extended refueling outage.

Year Ended December 31	2012	2011
Equivalent Availability - Coal Plants	85%	81%
Capacity Factor - Coal Plants	70%	65%

Equivalent Availability - Nuclear	80%	71%
Capacity Factor - Nuclear	81%	72%

Equivalent Availability - Coal and Nuclear	84%	80%
Capacity Factor - Coal and Nuclear	72%	66%
Electric Utility Segment Fourth Quarter:
Quarterly net income for the Electric Utility segment was $6.4 million or $0.04 per share compared to $10.0 million or $0.07 per share in 2011.
Key drivers influencing the segment results included the following:

•
A $7.2 million decrease in pre-tax gross margin. The decrease in gross margin is mainly due to higher fuel and purchased power expense at KCP&L's Missouri jurisdiction where the company does not have a fuel recovery mechanism;

•	A $5.8 million decrease in pre-tax other operating expenses primarily from lower plant operating and maintenance expenses due to planned plant outages in 2011 with longer durations than in 2012;

•
A $4.3 million pre-tax impact from the 2011 organizational realignment and voluntary separation program that was deferred to a regulatory asset in 2012 for recovery in rates beginning January 1, 2013, as a result of the rate case order issued in December 2012 by the KCC;

•	An $8 million increase in pre-tax non-operating expenses driven by the impact of accounting effects from GMO's January 2013 rate case order and from non-regulated activities;

•	A $4.3 million decrease in pre-tax interest expense driven by the maturity of $500 million of 11.875 percent senior notes in early July 2012; and

•	A $1.9 million increase in income tax expense.
Overall retail MWh sales were down approximately 1 percent in the quarter compared to the fourth quarter 2011 with the decrease primarily driven by lower weather-normalized demand. On a weather-normalized basis, retail MWh sales decreased an estimated 0.9 percent due to decreases in the residential and industrial sectors partially offset by a modest increase in the commercial sector.
Compared to normal levels the negative pre-tax gross margin effect from weather in the 2012 quarter was approximately $5 million or about $0.02 per share.
Coal fleet and nuclear availability in the quarter were generally in-line with the same period in 2011.

Three Months Ended December 31	2012	2011
Equivalent Availability - Coal Plants	82%	84%
Capacity Factor - Coal Plants	63%	63%

Equivalent Availability - Nuclear	100%	100%
Capacity Factor - Nuclear	100%	100%

Equivalent Availability - Coal and Nuclear	85%	86%
Capacity Factor - Coal and Nuclear	68%	69%
Other Category Full-Year and Fourth Quarter:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, noncontrolling interest and preferred dividends. For the full-year 2012, the Other category recorded a loss of $18.3 million or $0.12 per share compared to a loss of $27.1 million or $0.19 per share in 2011.

Key drivers influencing the Other category results in 2012 included the following:

•	An estimated $4.3 million decrease in interest expense from the lower interest rate on the refinanced long-term debt that was underlying the Equity Units;

•	The resolution of $2.3 million of general tax related matters in 2011; and

•	A benefit of $1.6 million from the release of uncertain tax positions in 2012.
The above factors were offset by the following:

•	A $2.2 million tax benefit from a valuation allowance reversal in 2011; and

•	A $1.8 million after-tax loss on the sale of real estate during 2012.
For the 2012 fourth quarter, the Other category recorded a loss of $2.1 million or $0.01 per share compared to a loss of $8.3 million or $0.06 per share for the same period in 2011. The results for the Other category in the fourth quarter 2012 were impacted by the decrease in interest expense from the lower interest rate on the refinanced long-term debt that was underlying the Equity Units.
Great Plains Energy will post its 2012 Form 10-K, as well as supplemental financial information related to the fourth quarter and full-year performance on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, March 1, 2013, to review the company's fourth quarter and full-year 2012 financial results and business outlook.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy's website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (877) 791-9323 (U.S./Canada) or (706) 758-1332 (international) five to ten minutes prior to the scheduled start time. The pass code is 86172329.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company's website. A telephonic replay of the conference call will also be available through March 8, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 86172329.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including but not limited to possible further deterioration in economic conditions and the timing and extent of economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services including transportation and labor agreements; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy's and KCP&L's quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others. The company's expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L's Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment's operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company's definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	December 31		December 31
	2012	2011	2012	2011
	(millions)
Operating revenues	$480.4	$486.3	$2,309.9	$2,318.0
Fuel	(117.4)	(118.0)	(539.5)	(483.8)
Purchased power	(24.5)	(25.0)	(94.0)	(203.4)
Transmission of electricity by others	(9.5)	(7.1)	(35.4)	(30.2)
Gross margin	$329.0	$336.2	$1,641.0	$1,600.6